Exhibit 10(a)21














                                  CONFIDENTIAL







                           NUCLEAR OPERATING AGREEMENT

                                     BETWEEN

                              GEORGIA POWER COMPANY

                                       AND

                    SOUTHERN NUCLEAR OPERATING COMPANY, INC.

                            DATED AS OF JULY 1, 1993

                                TABLE OF CONTENTS

ARTICLE I............................................................ 2
1.1   "Agency Functions"............................................. 2
1.2   "Dalton"      2
1.3   "Each Plant"................................................... 2
1.4   "Effective Date"............................................... 2
1.5   "Fuel Budget".................................................. 2
1.6   "Fuel Plan"   2
1.7   "Fuel Services"................................................ 3
1.8   "Governmental Authority"....................................... 3
1.9   "GPC"         3
1.10  "Legal Requirements"........................................... 3
1.11  "Major Contract"............................................... 4
1.12  "MEAG"        5
1.13  "New Investment Budget"........................................ 5
1.14  "New Investment Services"...................................... 5
1.15  "NRC"         5
1.16  "Nuclear Interface Procedure".................................. 5
1.17  "Nuclear Managing Board," "Managing Board," or "Board"......... 6
1.18  "Nuclear Managing Board Agreement"............................. 6
1.19  "Nuclear Operating Services"................................... 6
1.20  "Nuclear Services Agreement"................................... 6
1.21  "Nuclear Services Contractor".................................. 6
1.22  "Nuclear Support Services"..................................... 6
1.23  "OEMC"        7
1.24  "Oglethorpe"................................................... 7
1.25  "Operating Agent".............................................. 7
1.26  "Operation and Maintenance Budget"............................. 7
1.27  "Operation and Maintenance Services"........................... 7
1.28  "Participants"................................................. 8
1.29  "Participants' Agent".......................................... 8
1.30  "Participation Agreements"..................................... 8
1.31  "Plant Hatch".................................................. 8
1.32  "Plant Vogtle"................................................. 8
1.33  "Prudent Utility Practice"..................................... 8
1.34  "Services Plan"................................................ 9
1.35  "Southern Electric System"..................................... 9
1.36  "Southern Nuclear"............................................. 9
1.37  "Southern Services"............................................ 9
1.38  "Strategic Plan"............................................... 9
1.39  "The Southern Company"......................................... 9
1.40  "Undivided Ownership Interest"................................. 9
1.41  "Willful Misconduct"...........................................10

ARTICLE II...........................................................10
2.1    Appointment of Southern Nuclear as Operating Agent and Scope
       of Authority..................... 10
2.2    Responsibility for the Safe Operation of Each Plant...........10
2.3    Responsibility for Economic Operation.........................11
2.4    Incidental Authorities of Southern Nuclear....................11
2.4.1  Access to and Control of Each Plant...........................11
2.4.2  Licenses and Permits for Each Plant...........................12
2.4.3  Costs, Obligations and Liabilities............................12
2.5    Transition from GPC to Southern Nuclear.......................13
2.5.1  Transfer of Organization and Staff............................13
2.5.2  Assignment and Administration of Contracts....................14
2.6    Support Services to be Provided by GPC........................14
2.7    Other Authorities and Responsibilities of Southern Nuclear....15
2.7.1  Staff and Personnel  15
2.7.2  Reductions in Capacity and Outages at Each   Plant............16
2.7.3  Steady State Operation........................................17
2.7.4  Membership and Participation in Industry   Organizations......18
2.8    Contracting...................................................18
2.8.1  Contracts with Affiliated Entities............................18
2.8.2  Contracts with Non-affiliated Third   Parties.................19
2.9    Decommissioning of Each Plant.................................22
2.10   GPC Retains Responsibility for all Agency  Functions..........22
2.11   Authority to Act as Agent for GPC and Right of  Third
Parties to Rely on Agency........................... 23

ARTICLE III..........................................................23
3.1    Meetings with the Nuclear Managing Board......................23
3.2    Plans and Budgets.............................................24
3.2.1  Strategic Plan       25
(i)    Five-year Operating and Planned Outage Schedule...............25
(ii)   Availability and Performance Goals............................25
(iii)  Planned Mandatory Projects     25
(iv)   Planned Improvement Projects..................................26
(v)    Authorized Level of Staffing..................................26
(vi)   Low Level Radioactive Waste Disposal..........................27
3.2.2  Fuel Plan            27
3.2.3  Operation and Maintenance Budget..............................28
3.2.4  New Investment Budget.........................................28
3.2.5  Fuel Budget          28
3.3    Information and Approvals.....................................29
3.3.1  Plant Performance Data........................................29
3.3.2  Plant Budget Reports..........................................29
3.3.3  Plant Specific Strategic Plan Reports.........................29
3.3.4  INPO Evaluations and Assessments..............................30
3.3.5  NRC and INPO Meetings.........................................30
3.3.6  Audit Reports        30
3.3.7  Correspondence to and from NRC................................31
3.3.8  Responses to Participant Inquiries............................31
3.3.9  Incentive Compensation Plan...................................31
3.3.10 Non-routine Information.......................................31
3.3.11 Informal Information..........................................32
3.4    Site Representatives..........................................32
3.5    Plant Tours   33
3.6    Management Audit..............................................33
3.7    Civil Penalties and Meetings..................................34

ARTICLE IV...........................................................35
4.1    Entitlement of Participants to Output.........................35
4.2    Determination of Output - Responsibility for Station Service
       and Losses.................................... 35

ARTICLE V............................................................35
5.1    Costs Payable by GPC..........................................35
5.1.1  Direct Charges       36
5.1.2  Allocated Charges    37
5.1.3  Participant Charges  38
5.1.4  Revision             38
5.1.5  Advancement of Funds..........................................39
5.1.6  General Accounting Matters....................................40
5.1.7  Right to Audit Costs and Inspect Records......................40
5.2    Resolution of Disputes as to Payments.........................41

ARTICLE VI...........................................................42
6.1    Confidentiality...............................................42
6.2    Restricted Data...............................................43
6.3    Safeguards Information........................................44

ARTICLE VII..........................................................44
7.1    Absence of Warranty...........................................44
7.2    Indemnification of Southern Nuclear...........................45
7.3    Notification and Participation in Defense of Claims...........47
7.4    No Release    48
7.5    Limitation of Liability.......................................48
7.6    Severability  49

ARTICLE VIII.........................................................50
8.1    Nuclear Insurance.............................................50
8.2    Other Insurance...............................................50
8.3    Waiver of Subrogation.........................................50
8.4    Cooperation   51
8.5    Workers' Compensation Insurance...............................51
8.6    Additional Insurance..........................................52
8.7    Payment of Premiums...........................................52
8.8    Cancellation of Insurance.....................................52

ARTICLE IX...........................................................53
9.1    Term          53
9.2    Termination of the Nuclear Services Agreement.................53

ARTICLE X............................................................54
10.1   Termination  54

ARTICLE XI...........................................................56
11.1   Holidays, Business Days.......................................56
11.2   Entire Agreement..............................................56
11.3   Assignments  56
11.4   Modifications.................................................57
11.5   Governing Law.................................................57
11.6   Counterparts..................................................57
11.7   Waivers      57
11.8   Sale or Disposal of Property..................................57
11.9   No Adverse Distinction........................................58
11.10  Notices     58
11.11  Captions    59
11.12  Singular and Plural; Gender...................................59
11.13  Third-Party Beneficiaries.....................................59
11.14  Severability..................................................60
11.15  Agency      60

                           NUCLEAR OPERATING AGREEMENT
                                     BETWEEN
                              GEORGIA POWER COMPANY
                                       AND
                    SOUTHERN NUCLEAR OPERATING COMPANY, INC.


         THIS NUCLEAR OPERATING AGREEMENT is made and entered into as of July 1, 1993, between Georgia Power Company ("GPC"), a corporation organized and existing under the laws of the State of Georgia; and SOUTHERN NUCLEAR OPERATING COMPANY, INC. ("Southern Nuclear"), a corporation organized and existing under the laws of the State of Delaware.

                              W I T N E S S E T H:
         WHEREAS, GPC, Oglethorpe, MEAG and Dalton (collectively the "Participants"), joint owners of Plant Hatch and Plant Vogtle, have previously entered into the Participation Agreements pursuant to which Oglethorpe, MEAG and Dalton have irrevocably appointed GPC as their agent in connection with the planning, licensing, design, construction, acquisition, completion, management, control, operation, maintenance, renewal, addition, replacement and disposal (hereinafter the "Agency Functions") of Plant Hatch and Plant Vogtle;
         WHEREAS, GPC and its affiliates are undertaking to organize their nuclear operating expertise within Southern Nuclear, an affiliate of GPC dedicated to the operation of nuclear power plants;
         WHEREAS, GPC has determined that it can best carry out its Agency Functions through engaging Southern Nuclear to perform Nuclear Operating Services (as hereinafter defined);
         NOW, THEREFORE, in consideration of the premises and the mutual obligations hereinafter stated, the parties hereto agree as follows:
                                    ARTICLE I
                                   DEFINITIONS
         As used herein, the following terms and phrases shall have, respectively, the following meanings: 1.1 "Agency Functions" means the functions of the Participants' Agent described in the first recital of this Agreement.
         1.2 "Dalton" shall mean the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, and their respective successors and assignees.
         1.3 "Each Plant" shall mean and refer to, respectively, Plant Hatch and Plant Vogtle individually; provided, that should activities concerning Plant Hatch or Plant Vogtle be undertaken with respect to one unit of such plant individually, the phrase Each Plant means and refers to that unit and related common facilities.
         1.4 "Effective Date" shall mean the date on which Southern Nuclear implements the authorization by the NRC to operate and maintain Each Plant.
         1.5 "Fuel Budget" shall mean the budget described in Section 3.2.5 hereof. 1.6 "Fuel Plan" shall mean the plan described in Section 3.2.2 hereof.
         1.7 "Fuel Services" shall mean work relating to supplying and managing the nuclear fuel for Each Plant including, but not limited to, planning, procurement, contract administration, fuel cycle design, fuel core and assembly design, fuel quality assurance, nuclear materials management, and all activities relating to procurement, conversion, enrichment, fabrication, transportation, installation, monitoring, repairing, storage, reprocessing and disposal of uranium, nuclear fuel, related materials and waste products.
         1.8 "Governmental Authority" shall mean any local, state, regional or federal administrative, legal, judicial, or executive agency, commission, department or other entity, and any person acting on behalf of any such entity.
         1.9 "GPC" shall mean Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, and its successors and assigns.
         1.10 "Legal Requirements" shall mean all laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, written agreements, regulations and requirements of or issued by every Governmental Authority having jurisdiction over the matter in question, whether federal, regional, state or local, which may be applicable to Southern Nuclear or to GPC or to Each Plant or any of the real or personal property comprising Each Plant, or to Nuclear Operating Services, or to Nuclear Support Services, or the use, occupancy, possession, operation, maintenance, construction, decommissioning, acquisition, installation, alteration, replacement, reconstruction or disposal of Each Plant or any part thereof.
         1.11 "Major Contract" shall mean (i) any contract for the procurement of a firm supply (excluding any options) of natural or enriched uranium (U3O8 or UF6) from foreign or domestic sources over a term of greater than five years and in an aggregate amount of greater than $50 million, (ii) any contract for the procurement from domestic or foreign sources of uranium enrichment services or fuel fabrication services (which may or may not include fuel core design services) over a term of greater than five years and in an aggregate amount of greater than $50 million, (iii) any contract for the procurement of major items of equipment (e.g., steam generators or reactor coolant pumps) in an amount of greater than $30 million for any single item of equipment, (iv) any contract for the procurement of outage services over a term of greater than five years and in an aggregate amount of greater than $50 million, or (v) any contract which will require the expenditure by Southern Nuclear (including any charges associated with a termination of such contract by Southern Nuclear without cause) in an amount of $50 million in any one year or an aggregate amount of $100 million; provided, however, that if any contract permits Southern Nuclear to cancel such contract on less than one year's advance notice, and Southern Nuclear is not obligated to pay a fee or charge for the exercise of such cancellation alone, then the term of such contract for purposes of determining whether such contract is a Major Contract shall be the minimum term which could result if Southern Nuclear were to exercise such cancellation right.
         1.12 "MEAG" shall mean the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia, and its successors and assigns.
         1.13 "New Investment Budget" shall mean the budget described in Section
         3.2.4 hereof. 1.14 "New Investment Services" shall mean work undertaken with respect to Each Plant relating to the planning, design, licensing, acquisition, construction, completion, renewal, improvement, addition, repair, replacement, enlargement, or modification of any Unit of Property as described in the Retirement Unit Manual of the Southern Electric System, including any amendments thereof as may from time to time be appropriate or necessary to comply with Legal Requirements, under circumstances where expenditures for such work are to be capitalized in accordance with the Electric Plant Instructions of the Uniform System of Accounts prescribed for Class A and B utilities by the Federal Energy Regulatory Commission.
         1.15 "NRC" shall mean the United States Nuclear Regulatory Commission or any successor agency authorized to regulate and license utilization facilities pursuant to the Atomic Energy Act of 1954, as amended.
         1.16 "Nuclear Interface Procedure" shall have the meaning assigned in
Section 2.6 hereof.
         1.17 "Nuclear Managing Board," "Managing Board," or "Board" shall mean the board established pursuant to Section 2.1 of the Nuclear Managing Board Agreement, the members of which are representatives of the Participants.
         1.18 "Nuclear Managing Board Agreement" shall mean that certain Amended and Restated Nuclear Managing Board Agreement among GPC, Oglethorpe, MEAG and Dalton, dated as of the date hereof, as amended from time to time.
         1.19 "Nuclear Operating Services" shall mean Fuel Services, New Investment Services, and Operation and Maintenance Services with respect to Each Plant.
         1.20 "Nuclear Services Agreement" shall mean that certain Nuclear Services Agreement between Southern Nuclear Operating Company, Inc. and Georgia Power Company, dated as of October 31, 1991, for the procurement of Nuclear Support Services in support of the operation and maintenance of Plant Hatch and Plant Vogtle which agreement shall be terminated on the Effective Date in accordance with Section 9.2 hereof.
         1.21 "Nuclear Services Contractor" shall mean the entity who shall provide Nuclear Support Services pursuant to the Nuclear Services Agreement.
         1.22 "Nuclear Support Services" shall mean those services to be performed by the Nuclear Services Contractor for the Operating Agent in accordance with the Nuclear Services Agreement. Nuclear Support Services shall not include any activity which is required by the NRC operating licenses to be performed directly by the licensee.
         1.23 "OEMC" shall mean the Oglethorpe Electric Membership Corporation, now known as Oglethorpe Power Corporation.
         1.24 "Oglethorpe" shall mean Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under Title 46 of the Official Code of Georgia Annotated, and its successors or assigns.
         1.25 "Operating Agent" shall mean the entity licensed by the NRC to operate and maintain Plant Hatch and Plant Vogtle.
         1.26 "Operation and Maintenance Budget" shall mean the budget described in Section 3.2.3 hereof.
         1.27 "Operation and Maintenance Services" shall mean work for the Participants relating to the possession, management, control, start up, operation, availability, production of energy, maintenance, modification, shutdown, retirements, and decommissioning, including, but not limited to, any planning, design, engineering, labor, procurement of materials and supplies, materials management, quality assurance, training, security, environmental protection, and handling of any source material, special nuclear material or by-product material together with maintaining or obtaining licenses and regulatory approvals related thereto, governmental affairs or regulatory relationships, and all other activity that is not included in or performed as New Investment Services or Fuel Services, but which is required for the operation and maintenance of Each Plant or that may be required to comply with Legal Requirements.
         1.28 "Participants" shall mean GPC, Oglethorpe, MEAG and Dalton, who jointly own Each Plant. References to the "Participants" herein are not intended to and do not amend or modify rights among the Participants in any Participation Agreement or other agreement among them.
         1.29 "Participants' Agent" shall mean GPC, acting in its own behalf and as agent for the other Participants pursuant to the Participation Agreements and pursuant to the Nuclear Managing Board Agreement.
         1.30 "Participation Agreements" shall mean the agreements identified in
Section 1.31 of the Nuclear Managing Board Agreement, as the same may be amended from time to time hereafter.
         1.31 "Plant Hatch" shall have the meaning assigned in Section 1.32 of the Nuclear Managing Board Agreement.
         1.32 "Plant Vogtle" shall have the meaning assigned in Section 1.33 of the Nuclear Managing Board Agreement.
         1.33 "Prudent Utility Practice" shall mean at a particular time any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of governmental agencies of competent jurisdiction.
         1.34 "Services Plan" shall have the meaning assigned in Section 2.6 hereof.
         1.35 "Southern Electric System" shall mean the electric utility operating company subsidiaries of The Southern Company and Southern Services, collectively.
         1.36 "Southern Nuclear" shall mean Southern Nuclear Operating Company, Inc., a corporation, organized and existing under the laws of the State of Delaware, and its successors and assigns.
         1.37 "Southern Services" shall mean Southern Company Services, Inc., a corporation organized and existing under the laws of the State of Alabama, and its successors and assigns.
         1.38 "Strategic Plan" shall mean the plan containing the information described in Section 3.2.1 hereof. 1.39 "The Southern Company" shall mean The Southern Company, a corporation organized and existing under the laws of the State of Delaware, the subsidiaries of which include, but are not limited to, GPC, Southern Nuclear and Southern Services.
         1.40 "Undivided Ownership Interest" shall mean the interest each Participant owns as a tenant in common with the other Participants in Each Plant.
         1.41 "Willful Misconduct" shall have the meaning assigned in Section
7.2 hereof.

                                   ARTICLE II
                AUTHORITY AND RESPONSIBILITY OF SOUTHERN NUCLEAR
                     WITH RESPECT TO OPERATION OF EACH PLANT

         .1 Appointment of Southern Nuclear as Operating Agent and Scope of Authority.

         GPC, on behalf of itself and as agent for the other Participants, hereby appoints Southern Nuclear to be the Operating Agent of Each Plant on and after the Effective Date and Southern Nuclear hereby accepts such appointment. As the Operating Agent of Each Plant, Southern Nuclear is authorized to perform and shall be responsible for the performance of all Nuclear Operating Services for Each Plant for and on behalf of GPC in accordance with (i) Legal Requirements, including specifically, but without limitation, the NRC operating licenses for Each Plant and the rules and regulations of the NRC in effect on and after the Effective Date, (ii) the terms of the Participation Agreements, Nuclear Managing Board Agreement and this Agreement to the extent such terms do not conflict with Legal Requirements, and (iii) Prudent Utility Practice subject to Legal Requirements and the terms of the agreements identified in clause (ii).
         .2       Responsibility for the Safe Operation of Each Plant.
         Notwithstanding any provisions of this Agreement or any other agreement, on and after the Effective Date Southern Nuclear, as the Operating Agent, shall be responsible for the safe operation and maintenance of Each Plant and is hereby exclusively authorized to take such actions in the operation of Each Plant, including without limitation the safe shutdown of each unit at Each Plant, as Southern Nuclear in its sole discretion deems necessary to protect the health and safety of the public, including the personnel engaged in the operation and maintenance of Each Plant, or to protect the property at Each Plant. In order that Southern Nuclear may meet such responsibility and implement such authority, GPC shall be obligated to provide Southern Nuclear with financial resources in accordance with the terms of this Agreement and shall otherwise cooperate with Southern Nuclear in meeting such responsibility and implementing such authority.
         .3       Responsibility for Economic Operation.
         Subject to its primary responsibility set forth in Section 2.2 and the provisions of Section 2.1, Southern Nuclear shall in accordance with Prudent Utility Practice endeavor to achieve reliable performance of Each Plant, to maximize the capacity and availability factors and minimize forced outage rates and durations of each unit at Each Plant and to produce busbar costs as low as reasonably possible.
         .4       Incidental Authorities of Southern Nuclear.
                  .1 Access to and Control of Each Plant. On and after the
         Effective Date, Southern Nuclear is hereby granted unrestricted access to and the exclusive right to use and control the use of all property at Each Plant (including, without limitation, the Exclusion Area designated in the Final Safety Analysis Report Update for Each Plant) and all facilities, equipment and materials situated thereon, and to determine all activities within the site boundary of Each Plant.
                  .2 Licenses and Permits for Each Plant. On and after the
         Effective Date, Southern Nuclear shall be authorized to and responsible for obtaining, maintaining and complying with all licenses and permits required for the operation and maintenance and the decommissioning of Each Plant from the NRC and other regulatory authorities. In connection with such authority and responsibility, Southern Nuclear shall be responsible for implementing the onsite emergency plan for Each Plant and for coordination activities with local, state and federal authorities in accordance with their respective offsite emergency plans.
                  .3 Costs, Obligations and Liabilities. On and after the
         Effective Date, Southern Nuclear is hereby authorized to incur costs, liabilities and obligations, purchase equipment, materials and supplies, perform or retain third parties to perform work and services, and take all actions as may be required to meet its responsibilities and implement its authorities under this Agreement, subject to the reporting, accounting and auditing requirements set forth in this Agreement, the Participation Agreements and the Nuclear Managing Board Agreement; provided, however, to the extent that the need for any of the foregoing actions is known in advance, then Southern Nuclear shall comply with the provisions of Section 3.2 concerning planning and budgeting and all other applicable provisions of this Agreement. With respect to all other actions, Southern Nuclear shall comply with the terms of this Agreement, the Participation Agreements and the Nuclear Managing Board Agreement. .5 Transition from GPC to Southern Nuclear.
                  .1 Transfer of Organization and Staff. On the Effective Date,
         GPC shall transfer intact to Southern Nuclear and Southern Nuclear shall accept the onsite organization responsible for licensed activities at Each Plant, in place immediately prior to the Effective Date, or such portions thereof, if any, all in accordance with the NRC operating licenses as amended on the Effective Date. Prior to the Effective Date, GPC and Southern Nuclear shall in cooperation take all measures necessary to effect such transfer without disruption and as efficiently as possible after the Effective Date, Southern Nuclear shall maintain such organization until such time as Southern Nuclear in its sole discretion determines that changes in the organization or personnel are appropriate. All changes in personnel or in the assignments of personnel shall be in accordance with Legal Requirements and subject to the provisions of this Agreement.
                  .2 Assignment and Administration of Contracts. GPC shall
         assign and transfer to Southern Nuclear all contracts, agreements, procurement documents and work authorizations in effect on the Effective Date. Such assignments and transfers shall become effective not later than the Effective Date and shall be accepted by Southern Nuclear. In the event any such contract, agreement, procurement document or work authorization is by its terms nonassignable or the assignment thereof requires the consent of the contractor which cannot be readily obtained without renegotiation, GPC shall authorize Southern Nuclear to administer and enforce such contract, agreement, document or work authorization as GPC's agent. After receipt of any such assignment, transfer or authorization to administer, Southern Nuclear shall have the exclusive responsibility for the administration and enforcement thereof in accordance with the terms thereof. .6 Support Services to be Provided by GPC. At Southern Nuclear's request GPC shall furnish support services or assistance, materials, supplies, licenses, offices, and real property rights including, without limitation, emergency response services, power supply services, transmission and distribution system repair, replacement, construction, and maintenance, telecommunications services, public information services, environmental services, accounting services, procurement services, maintenance personnel, security personnel or services, and other personnel, services or assistance as Southern Nuclear may require with respect to Each Plant. Any such support services which GPC shall furnish to Southern Nuclear shall be provided at cost. Southern Nuclear and GPC shall jointly prepare and maintain a nuclear interface procedure (hereinafter a "Nuclear Interface Procedure") in order to document the support services that GPC provides to Southern Nuclear. The Nuclear Interface Procedure shall provide for (i) procedures by which Southern Nuclear will budget for such services, (ii) procedures for GPC to bill Southern Nuclear for the costs of providing such services, and (iii) such other matters as GPC and Southern Nuclear may agree. Each requested area of support services that involves a continuing interface between Southern Nuclear and GPC shall be documented in a services plan (hereinafter "Services Plan") which describes the respective responsibilities of each company.
         .7       Other Authorities and Responsibilities of Southern Nuclear.
         Without limiting the generality of the foregoing, the authority vested in Southern Nuclear hereunder shall include the following:
                  .1 Staff and Personnel. Subject to the provisions of Section
         3.2.1(v) respecting Strategic Plans, Southern Nuclear shall select, hire, compensate, control, and discharge (when deemed appropriate by Southern Nuclear) those persons required to satisfy its obligations under this Agreement; provided, however, that the Managing Board shall review and provide input to Southern Nuclear prior to the replacement of any Southern Nuclear officer having responsibility for only Plant Hatch, only Plant Vogtle, or only Plants Hatch and Vogtle or the General Manager of Each Plant assigned to such positions, respectively, on the Effective Date and each successor to such replacement, in accordance with Section 5.1.2 of the Nuclear Managing Board Agreement. Southern Nuclear shall consider any comments from the Participants regarding the performance of any of Southern Nuclear's personnel, but management decisions on whether or not to take personnel or salary administration actions shall be made by Southern Nuclear in its sole discretion.
                  Southern Nuclear shall maintain in effect at all times after the Effective Date an incentive compensation plan for its employees who are engaged in services for Each Plant relating to compliance with NRC regulations which plan shall have nominal funding, shall be comparable to other similar plans in use in the electric utility industry, and shall address those areas with the greatest potential for noncompliance.
                  .2 Reductions in Capacity and Outages at Each Plant. Southern
         Nuclear shall have the exclusive right to shutdown or reduce the capacity of Each Plant at any time Southern Nuclear determines in its sole discretion that such action is appropriate to protect public health and safety or to protect the personnel, property or facilities at Each Plant. However, the Participants shall retain the authority to determine whether Each Plant should be placed in standby status or operated at reduced output for economic reasons, including the need of any Participant for the capacity or energy of Each Plant.
                  .3 Steady State Operation. Southern Nuclear shall have the authority and responsibility to determine in its sole discretion (i) when it is prudent or necessary to operate Each Plant at a steady state in order to protect the nuclear fuel or any plant equipment or to optimize fuel usage, and (ii) the rate at which the capacity of Each Plant may be prudently adjusted in response to any dispatch request or demand. Southern Nuclear shall keep the dispatcher of the power and energy generated by Each Plant informed of any such determination and intent to operate Each Plant at a steady state and the rate at which the capacity of Each Plant will be adjusted, if at all, to meet dispatch requests or demands. Southern Nuclear recognizes that reductions in capacity and unplanned outages at Each Plant could have an adverse effect on the power supply systems of the respective Participants, their respective costs of providing electric service or both. Southern Nuclear will endeavor to consult with the Nuclear Managing Board concerning any operating conditions which are expected to result in capacity reductions of ten percent or more for periods of time in excess of seven days or outages at either unit of Each Plant; provided, however, that Southern Nuclear will only take such actions when it determines they are prudent or necessary from an operating standpoint.
                  .4 Membership and Participation in Industry Organizations.
         Southern Nuclear shall be a member of the Institute of Nuclear Power Operations ("INPO") and is hereby authorized to participate in all applicable INPO programs which will benefit Each Plant, including programs conducted by the National Academy for Nuclear Training. Southern Nuclear is also authorized to participate in other nuclear industry groups which will benefit Plant Hatch or Plant Vogtle. .8 Contracting.
                  .1 Contracts with Affiliated Entities. Southern Nuclear has entered into a contract with Southern Services under which Southern Nuclear may obtain certain services in support of its performance of Nuclear Support Services or Nuclear Operating Services. Southern Nuclear is hereby authorized to enter into additional contracts, agreements or other arrangements with any affiliate of Southern Nuclear as may be permitted under Legal Requirements and in accordance with Sections 2.3.2, 2.3.3 and 2.3.10 of the Nuclear Managing Board Agreement for the procurement of such support services as Southern Nuclear deems can be effectively and efficiently provided by such affiliate to enable Southern Nuclear to perform Nuclear Operating Services. Each such contract, agreement or arrangement shall be administered in accordance with written interface procedures, work orders, or other formal documents which describe the scope of each support service to be provided by such affiliate on an ongoing basis. Southern Nuclear may modify or amend any contract, agreement or arrangement with an affiliate in accordance with Sections 2.3.2, 2.3.3 and 2.3.10 of the Nuclear Managing Board Agreement, or as may be necessary to comply with Legal Requirements. Additionally, Southern Nuclear acknowledges that any liability of the Participants under each such contract, agreement or other arrangement shall be several in proportion to their respective Undivided Ownership Interests and not joint or joint and several.
                  .2 Contracts with Non-affiliated Third Parties. Southern
         Nuclear is authorized to enter into any contract with any non-affiliated third party for the procurement of equipment, materials, supplies or services; provided, however, that all Major Contracts shall be approved by the Nuclear Managing Board in accordance with Section 2.3.4(1) of the Nuclear Managing Board Agreement; and provided further that any such contract shall meet Legal Requirements. GPC is a party to a Government Areawide Contract under which it provides electric service to the Federal Government. Southern Nuclear shall incorporate into all contracts with third parties respecting Each Plant the applicable provisions of the Federal Acquisition Regulations including, but not limited to: 48 C.F.R. ss.ss. 52.203-6 and -7; 52.215-2; 52.219-8 and
         -9; 52.220-3 and -4; 52.222-4, -21, -26, -27, -35, -36 and -37; and
         52.223-2 and -3.
                  Southern Nuclear shall notify all third parties with whom it contracts that it is not authorized to bind the Participants to joint or joint and several liability and that any liability of the Participants under such contract shall be several in proportion to their respective Undivided Ownership Interests.
                  Southern Nuclear shall establish procurement procedures
         requiring purchasing agents to incorporate into all contracts respecting Each Plant general terms and conditions which afford adequate protection to the Participants against reasonably foreseeable commercial risks in accordance with Prudent Utility Practice. Such procedures shall also provide for review by appropriate levels of management, commensurate with the commercial risk involved, of any proposed deviations from such established procedures.
                  In such contracts with third parties, Southern Nuclear may, in accordance with Prudent Utility Practice and all other provisions of this Agreement, agree to certain matters including, but not limited to, limitations on the liability of such contractors for work performed or materials furnished, restrictions on warranties, agreements to indemnify the contractors from liability and other provisions. GPC waives any claims against Southern Nuclear for entering into such contracts or agreeing to the provisions thereof. GPC also recognizes that a number of the Southern Nuclear contracts relating to Each Plant may contain provisions that require Southern Nuclear to obtain from GPC an agreement by GPC that it will be bound by all of the requirements for financial protection, waivers, releases, indemnifications, limitations of liability and further transfers or assignments that bind Southern Nuclear under such contracts. GPC agrees to be bound by the requirements for financial protection, waivers, releases, indemnification, limitation of liability and further transfers or assignments that bind Southern Nuclear as they now exist or may in the future exist with respect to all contracts relating to Each Plant.
                  GPC covenants that, without the written consent of Southern
         Nuclear, GPC will not threaten suit or bring suit against third parties or otherwise make any claim under any contract or arrangement relating to Each Plant and GPC recognizes that Southern Nuclear has complete and exclusive authority, with respect to all such matters. If GPC desires for suit to be threatened or brought or otherwise for any claim to be made, or desires that such action contemplated by Southern Nuclear shall not be taken, GPC shall, by written notice to Southern Nuclear, request Southern Nuclear so to act or refrain from acting. Upon receipt of such notice, GPC and Southern Nuclear shall arrange for consultation within ten working days thereafter on the questions raised, or such lesser period of time as Southern Nuclear, in its sole discretion, shall specify in the light of circumstances requiring a more expeditious determination. Following such consultation, Southern Nuclear shall, in its capacity as Operating Agent, take such action or refrain from acting in accordance with the determination of GPC, in its capacity as the Participants' Agent. 2.9 Decommissioning of Each Plant. At such time as has been determined, pursuant to the applicable Participation Agreements, that any unit at Each Plant shall be permanently removed from service, Southern Nuclear shall be authorized to and responsible for all actions required to decommission such unit in accordance with Legal Requirements and a decommissioning plan approved by the NRC and by the Nuclear Managing Board in accordance with Section 2.3.9 of the Nuclear Managing Board Agreement.
         2.10 GPC Retains Responsibility for all Agency Functions. In exercising its authority as provided in this Agreement, GPC shall assure that Southern Nuclear's performance hereunder is in furtherance of GPC's Agency Functions under the Participation Agreements and accepts Southern Nuclear's actions as its own.
         2.11 Authority to Act as Agent for GPC and Right of Third Parties to Rely on Agency. In the conduct of the authority vested in Southern Nuclear in this Article II, GPC hereby designates and authorizes Southern Nuclear to act as its attorney-in-fact and agent for such purposes, including authority to enter into and administer contracts on behalf of GPC for procurement of materials, equipment or services and authority to administer contracts entered into by GPC with respect to Each Plant. As relates to all third parties, the designation of Southern Nuclear as agent shall be binding on GPC. Southern Nuclear accepts such appointment as agent of GPC. Upon request from Southern Nuclear, GPC shall provide written confirmation of this agency relationship to third parties.

                                   ARTICLE III
                         OBLIGATIONS OF SOUTHERN NUCLEAR
         3.1  Meetings with the Nuclear Managing Board.
         In order to assure that the Participants are informed as to the status of operations at Each Plant, an officer of Southern Nuclear, together with any employees or consultants of Southern Nuclear as such officer may designate, shall attend each meeting of the Nuclear Managing Board. At such meetings, Southern Nuclear shall present information concerning plant performance, the status and condition of Each Plant, including review of the problem status reports and new capital projects, shall convey an overview of Each Plant and its operations and shall address agenda items established by the Nuclear Managing Board. Southern Nuclear will inform the Managing Board of events which are affecting or may affect the availability of any unit at Each Plant.
         3.2  Plans and Budgets.
         Strategic Plans, Fuel Plans, Operation and Maintenance Budgets, New Investment Budgets and Fuel Budgets shall be submitted to the Nuclear Managing Board by Southern Nuclear as provided in Sections 3.2.1 through 3.2.5 hereof. The contents of these plans and budgets shall conform to the requirements and guidelines established in Section 4.0 and Appendix A of the Nuclear Managing Board Agreement. The Nuclear Managing Board shall either approve or disapprove each such plan or budget within thirty days in accordance with Section 4.0 of the Nuclear Managing Board Agreement. In the event that the Nuclear Managing Board disapproves a plan or budget, the members of the Board shall inform Southern Nuclear of the basis for such disapproval. Southern Nuclear shall take such further actions with respect to such disapproved plan or budget as may be required in accordance with Section 4.0 of the Nuclear Managing Board Agreement. Southern Nuclear shall attempt to provide Nuclear Operating Services in accordance with approved plans and within the aggregate annual amount of approved budgets. Notwithstanding the foregoing, Southern Nuclear makes no representation, warranty or promise of any kind as to accuracy of any such plan or budget, or that any attempt referred to in the preceding sentence will be successful, and in no event shall GPC be relieved of its responsibility to pay costs incurred by Southern Nuclear as required in Article V hereof.
                  3.2.1 Strategic Plan. A Strategic Plan for Each Plant shall be submitted to the Nuclear Managing Board by May 15 of each year and Southern Nuclear shall take such other actions as may be required by
         Section 4.1 of the Nuclear Managing Board Agreement. Each Strategic Plan shall contain the following six elements:
                  (i) Five-year Operating and Planned Outage Schedule. This section shall identify the scheduled operating cycles and planned outages for refueling, maintenance and other work during the succeeding five years. The schedule shall describe in reasonable detail the time and duration of each planned outage and the maintenance and other work planned to be performed during such outage. (ii) Availability and Performance Goals. This section shall contain overall performance goals which have been established for Each Plant, including, without limitation, goals relating to unit availability. (iii) Planned Mandatory Projects. A mandatory project is any project with a total estimated cost in excess of one million dollars or such greater amount as the Nuclear Managing Board may establish, including any modification, addition or program, which is needed in order to support normal operations (including, without limitation, facilities for spent fuel storage) in accordance with Prudent Utility Practice or in order to comply with regulatory or safety requirements. The associated schedule and estimated annual funding requirements shall be included. (iv) Planned Improvement Projects. An improvement project is any project with a total estimated cost in excess of one million dollars or such greater amount as the Nuclear Managing Board may establish, including any modification, addition, or program, which is not mandatory as defined in (iii) above. Examples of such projects include efforts to improve plant performance or conditions, such as improved plant capacity or efficiency, enhanced working conditions, and appearance. The associated schedule and estimated annual funding requirements shall be included. (v) Authorized Level of Staffing. This section shall provide the current authorized number of permanent staff positions in the Southern Nuclear organization which are assigned to Each Plant. Such number of positions shall be broken down by functional areas (e.g., operations, maintenance, administrative, technical, corporate support) and shall include positions which are located either onsite or offsite. This section shall also show any planned changes in such authorized number of positions over the succeeding five years. (vi) Low Level Radioactive Waste Disposal. This section shall provide information respecting plans for disposal or reduction, or both, of low level radioactive wastes generated at Each Plant, including any plans for onsite disposal. 3.2.2 Fuel Plan. A ten year Fuel Plan for Each Plant shall be submitted to the Nuclear
         Managing Board by September 15 of each year. Each Fuel Plan shall describe in reasonable detail each action or contemplated action and payment and the dates thereof, core usage and design burn up, estimated fueling dates and the energy expected to be generated by each unit for each fuel period of the Fuel Plan, a cash flow analysis of forecasted expenditures and credits for each Participant for each major component of the fuel cycle by years, and cash flow by months for the first five years. Each Fuel Plan will also provide the following information with respect to the spent fuel at Each Plant: the existing spent fuel storage capacity; the current spent fuel inventory; the projected date when the spent fuel storage capacity will be fully utilized; the projected dates when shipments of spent fuel for disposal will commence; and the projected date when additional spent fuel storage capacity may have to be provided.
                  3.2.3 Operation and Maintenance Budget. By August 15 of each year, Southern Nuclear shall submit to the Nuclear Managing Board a written Operation and Maintenance Budget estimate of the costs of Operation and Maintenance Services of Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Southern Nuclear shall take such other actions as may be required by Section 4.3 of the Nuclear Managing Board Agreement. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board.
                  3.2.4 New Investment Budget. By August 15 of each year, Southern Nuclear shall submit to the Nuclear Managing Board a written New Investment Budget estimate of the cost of New Investment Services for Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Southern Nuclear shall take such other actions as may be required by Section 4.4 of the Nuclear Managing Board Agreement. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board.
                  3.2.5 Fuel Budget. By August 15 of each year, Southern Nuclear shall submit to the Nuclear Managing Board a written Fuel Budget estimate of the costs of Fuel Services for Each Plant for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Southern Nuclear shall take such other actions as may be required by Section 4.5 of the Nuclear Managing Board Agreement. Each budget shall be supported by detail reasonably adequate for the purpose of review by the Nuclear Managing Board. 3.3 Information and Approvals. Southern Nuclear shall furnish to the Nuclear Managing Board the following information and reports:
                  3.3.1 Plant Performance Data. At the time of submittal of each Strategic Plan, Southern Nuclear will also furnish a comparison of the performance of Each Plant relative to other plants using performance indicators, including, without limitation, the unit cost of generation, in common use in the nuclear industry or as may be specified by the Nuclear Managing Board.
                  3.3.2 Plant Budget Reports. Southern Nuclear will furnish monthly data showing actual costs for Operation and Maintenance Services, New Investment Services and Fuel Services with comparisons to the respective budgets for such services. This report will normally be provided by the end of the succeeding month.
                  3.3.3 Plant Specific Strategic Plan Reports. At least bimonthly, Southern Nuclear will furnish data showing actual performance for each unit at Each Plant compared to goals contained in the Strategic Plans for Each Plant.
                  3.3.4 INPO Evaluations and Assessments. Southern Nuclear will make available for review by the representatives of each Participant copies of evaluations and assessments of Each Plant by the Institute of Nuclear Power operations ("INPO").
                  3.3.5 NRC and INPO Meetings. Each member of the Nuclear Managing Board will be notified by Southern Nuclear and appropriate representatives of each Participant may attend executive exit meetings of INPO and the NRC as observers. Attendance by Participant representatives as observers at other NRC & INPO meetings with Southern Nuclear will be permitted unless (i) such attendance is contrary to the policies of NRC or INPO, or (ii) the management of Southern Nuclear requests that Participant representatives not attend in which event any Participant may invoke the procedures specified in Section 5.2.3 of the Nuclear Managing Board Agreement.
                  3.3.6 Audit Reports. Southern Nuclear will make available for review by the Participants copies of financial or accounting reports concerning Each Plant containing the results of audits by or for GPC, Southern Nuclear, Southern Services or any affiliate of The Southern Company, for any Participant or its affiliates, or by any regulatory agency.
                  3.3.7 Correspondence to and from NRC. Southern Nuclear shall furnish to any member of the Nuclear Managing Board at his or her request copies of correspondence to and from the NRC concerning Each Plant.
                  3.3.8 Responses to Participant Inquiries. In addition to the obligation of Southern Nuclear to provide the information and access as explicitly required herein, Southern Nuclear will respond to reasonable written requests from any Participant for information not otherwise provided pursuant to this Agreement regarding Nuclear Operating Services for Each Plant. Southern Nuclear will designate a person to be responsible for being responsive to inquiries from the Participants.
                  3.3.9 Incentive Compensation Plan. Southern Nuclear shall provide to each member of the Board a copy of the incentive compensation plan for its employees described in Section 2.7.1 hereof and, with respect to each amendment or revision of such plan, Southern Nuclear shall consider any comments as may be offered by the Board or such member respecting such plan, but shall have full authority to implement such amendment or revision when in its sole discretion it decides that it is appropriate to do so.
                  3.3.10 Non-routine Information. Southern Nuclear shall promptly provide the Participants with the following information: information on work disruptions or stoppages, and Notices of an Unusual Event, Alert, Site Area Emergency, or General Emergency (as such terms are defined in the emergency plan for Each Plant). Southern Nuclear shall also inform the Participants and the dispatcher of the power and energy generated by Each Plant as soon as practical, or in accordance with guidelines acceptable to the Nuclear Managing Board, after the occurrence at Each Plant of any unplanned outage of a unit, any significant extension of a planned unit outage, any unplanned reduction in the capacity of a unit for an extended period, or any event or regulatory action which may substantially affect the operation of Each Plant. Information in this category also includes informal reports concerning events which Southern Nuclear believes may result in public interest or may lead to inquiries to Participants by members of the public, and news releases issued by Southern Nuclear.
         3.3.11 Informal Information. Southern Nuclear shall permit informal communications between representatives of any Participant and Southern Nuclear's employees of a general nature and shall give representatives of the Participants access to routine reports and records on plant operations and conditions that are normally readily available at Each Plant. 3.4 Site Representatives.
         Each Participant shall be given the opportunity to have a reasonable number of representatives located at Each Plant for the purpose of observing and reporting to such Participant on plant conditions and activities in accordance with the provisions of Sections 5.2.2 and 5.2.3 of the Nuclear Managing Board Agreement. Reasonable office space and facilities will be made available to such site representatives. If a Participant elects to place a representative on site, such Participant will re-evaluate periodically the need for such onsite representation, and if the Participant determines that there is no longer a need for such onsite representation, the Participant will suspend its onsite representation.
         3.5  Plant Tours.
         Each Participant shall have the right to have its representatives and guests visit Each Plant, with prior approval of Southern Nuclear, to tour the facilities, and observe plant activities; provided that such visit or tour will not interfere with the operation of the plant, plant safety or security. Such representatives and guests shall comply with all applicable rules and regulations in effect at Each Plant whether imposed by Governmental Authority or by Southern Nuclear.
         3.6  Management Audit.
         Each Participant shall have the right to conduct management audits, at its own cost, of Southern Nuclear's performance hereunder either by such Participant's own officers and employees or by its duly authorized agents or representatives, including without limitation any auditor utilized by such Participant, or any nationally recognized accounting firm designated by such Participant or by the Administrator of the Rural Electrification Administration. Southern Nuclear shall cooperate with such Participant in the conduct of such audits and, subject to the provisions of Article VI hereof, the applicable regulations of the NRC and the requirements of vendors, give such Participant's representatives reasonable access to all contracts, records, and other documents relating to Each Plant. Following any such management audit, Southern Nuclear shall respond to the findings of such audit if requested to do so by such Participant. Management audits by individual Participants shall be coordinated and scheduled through the Participants' Agent so as to minimize the number of audits required and to attempt to avoid more than one management audit in any consecutive 12-month period.
         3.7  Civil Penalties and Meetings.
         In each case when a civil penalty is assessed against Southern Nuclear with respect to Each Plant, Southern Nuclear shall provide the members of the Nuclear Managing Board with a description of the violation, the root cause determination of the violation, and the corrective action taken and to be taken to avoid repeat violations. The Nuclear Managing Board upon its request will be provided the opportunity to meet with the chief executive and senior nuclear operations officers of Southern Nuclear. Southern Nuclear will also provide for the Nuclear Managing Board to meet on the Nuclear Managing Board's request with the Board of Directors of Southern Nuclear.
                                   ARTICLE IV
                              ENTITLEMENT TO OUTPUT
         4.1  Entitlement of Participants to Output.
         The Participants shall be entitled to all of the output from Each Plant at the time generation in such units occurs. Southern Nuclear shall have no entitlement to output or control over scheduling of the units other than such control as is necessary for the safe or prudent operation or shutdown of Each Plant.
         4.2 Determination of Output - Responsibility for Station Service and Losses.

         Output of Each Plant shall be the gross generation of such plant, less station service requirements, and less adjustments for losses experienced. GPC shall be responsible for providing all offsite electric power required at Each Plant whenever the station service and losses exceed the gross generation of such plant.
                                    ARTICLE V
                                      COSTS
         5.1  Costs Payable by GPC.
         GPC shall pay to Southern Nuclear the costs incurred by Southern Nuclear in providing Nuclear Operating Services for Each Plant. The costs of such services shall be computed in accordance with applicable rules, regulations and orders of the Securities and Exchange Commission (including Rules 90 and 91 under the Public Utility Holding Company Act of 1935, as amended), and shall include both Direct Charges and Allocated Charges, as hereinafter defined. The obligation to make payments as specified herein shall continue notwithstanding the capability (or lack of capability) of Each Plant to produce power for any reason. Southern Nuclear shall submit to GPC on or before the last day of each month an invoice or invoices for Each Plant for the costs of such Nuclear Operating Services provided for such plant incurred during the preceding month in format and detail specified from time to time by GPC.
                  5.1.1 Direct Charges. To the extent that the costs incurred by Southern Nuclear in connection with Nuclear Operating Services for Each Plant can be identified and related to a particular transaction, direct charges will be made by Southern Nuclear against such plant (hereinafter "Direct Charges"). Direct Charges shall include, without limitation, (i) all payroll costs of Southern Nuclear employees dedicated full-time to provide Nuclear Operating Services solely for Each Plant, (ii) all payroll costs of other Southern Nuclear employees whose entire payroll costs are not treated as Allocated Charges for hours or portions thereof spent in performing Nuclear Operating Services solely for Each Plant, (iii) costs incurred under contracts that are administered by Southern Nuclear for Nuclear Operating Services for Each Plant, (iv) liabilities and costs of Southern Nuclear arising in connection with Each Plant that are indemnified pursuant to
         Section 7.2 hereof, and (v) premiums and assessments paid for insurance which Southern Nuclear is obligated to maintain pursuant to Article VIII hereof solely in connection with Each Plant. Payroll costs shall include, without limitation, wages and salaries, overtime and premium payments, payroll taxes, retirement, insurance and other benefits and contributions paid by Southern Nuclear in accordance with its established personnel policies in effect from time to time.
                  5.1.2 Allocated Charges. "Allocated Charges" are all of those costs of Nuclear Operating Services incurred by Southern Nuclear that
         (i) are not included in the Direct Charges for Each Plant and (ii) equitably should be shared between Plant Hatch and Plant Vogtle or between GPC and any other company or companies for which Southern Nuclear provides services. Allocated Charges shall not include any costs of organizing Southern Nuclear or of terminating or shutting down Southern Nuclear in the event that this Agreement is terminated by GPC or Southern Nuclear with or without cause; provided, however, that Allocated Charges shall include all costs incurred in connection with adding Southern Nuclear to the NRC operating licenses of Each Plant. Except as hereinafter provided with respect to costs of certain Fuel Services, Allocated Charges shall be allocated and charged to Each Plant in accordance with the Cost Allocation Manual and any revisions made thereto from time to time with the approval of the Nuclear Managing Board, in accordance with Section 2.3.8 of the Nuclear Managing Board Agreement, and subject to required approvals, if any, by any Governmental Authority. The plant basis of allocation as described in the Southern Nuclear Cost Allocation Manual, will be used except as otherwise required by the Public Utility Holding Company Act of 1935, as amended, or approved by the Board. Southern Nuclear shall give timely notice to each Participant of the initiation of any proceeding to which it is a party before any Governmental Authority in which the method of allocating Allocated Charges is an issue and shall not contest the standing of any Participant to challenge the use of any proposed allocation methods.
                  5.1.3 Participant Charges. Southern Nuclear shall list separately on its invoice to GPC the cost of special services provided to any Participant, including GPC, upon its written request, e.g., preparation or review of testimony, exhibits or analyses for any rate case or other regulatory proceeding. The costs of any such special services shall be the sum of the special direct charges and special prorated charges which shall be determined in the same manner as provided in Sections 5.1.1 and 5.1.2 hereof.
                  5.1.4 Revision. Should Southern Nuclear undertake to perform services for any other affiliated company, the responsibility for the cost of such services shall be determined in the same manner as provided in this Section 5.1. Should Southern Nuclear desire to undertake to perform services for any non-affiliated company where the responsibility for the cost of such services is determined in a manner different than provided in this Section 5.1, Southern Nuclear shall, prior to its undertaking to do so, discuss the matter and reach an agreement with the Participants' Agent, respecting the need for or the terms of any amendment to this Section 5.1 as may be appropriate to assure the continued fairness of the determination of the responsibility for costs payable to Southern Nuclear hereunder.
                  5.1.5 Advancement of Funds. Southern Nuclear shall prepare forecasts, in such frequency, form and detail as GPC shall direct, of the funds required to pay Southern Nuclear's anticipated costs of the Nuclear Operating Services to be provided to GPC and the dates on which payment of such anticipated costs shall become due. GPC shall advance funds or cause funds to be advanced to Southern Nuclear in such amounts and at such times, determined on the basis of such forecasts, to enable Southern Nuclear to pay its costs of Nuclear Operating Services on or before the dates on which payment of such costs shall be due. Such advances shall be made by deposits or bank transfers to accounts of Southern Nuclear with a bank or banks whose deposits are insured, subject to applicable limits, by the Federal Deposit Insurance Corporation as Southern Nuclear shall designate. Any excess funds in such accounts shall be invested by Southern Nuclear in accordance with prudent cash management practices and all investment income and appreciation received on such funds shall be credited against the cost of Nuclear Operating Services provided to GPC.
                  Southern Nuclear shall have authority to draw checks on such account(s) only as necessary to pay costs of Nuclear Operating Services. In no event shall GPC fail to provide funds required to pay such costs, even where a dispute arises as to the appropriateness of such costs, it being agreed that any such dispute shall be resolved as provided in Section 5.2 hereof.
                  5.1.6 General Accounting Matters. Determinations by Southern Nuclear on all accounting matters related to the transactions contemplated by this Agreement will be in accordance with generally accepted accounting principles and the Securities and Exchange Commission's Uniform System of Accounts for Mutual and Subsidiary Service Companies, utilizing the accrual method of accounting, unless otherwise specifically provided in this Agreement or mutually agreed by Southern Nuclear and GPC or as prescribed by other regulatory agencies having jurisdiction, as the case may be, from time to time.
                  5.1.7 Right to Audit Costs and Inspect Records. During normal business hours and subject to conditions consistent with the conduct by Southern Nuclear of its regular business affairs and responsibilities, Southern Nuclear will provide GPC or any other Participant, or any of their officers, employees, agents or representatives, or any auditor utilized by GPC or such Participant and reasonably acceptable to Southern Nuclear, or any nationally recognized accounting firm designated by GPC or such Participant or by the Administrator of the Rural Electrification Administration, with access to Southern Nuclear's books, records, and other documents related to the performance of Southern Nuclear's obligations under this Agreement (including, without limitation, all Services Plans, the Nuclear Interface Procedure and agreements between Southern Nuclear and any of its affiliates, and any amendments to the foregoing) and, upon request, copies thereof, which pertain to (i) costs applicable to Nuclear Operating Services for Each Plant to the extent necessary to enable the auditors of GPC or such Participant to verify the costs which have been billed to GPC or charged to such Participant pursuant to the provisions of this Agreement; (ii) compliance with all environmental Legal Requirements; and (iii) matters relating to the design, construction, operation, retirement and decommissioning of Each Plant in proceedings before any Governmental Authority. 5.2 Resolution of Disputes as to Payments. GPC shall have until the expiration of the 180-day rule pursuant to Section
         9.15 of the Nuclear Managing
Board Agreement to question or contest the correctness of any respective cost shown on a billing statement from Southern Nuclear, after which time the correctness of such cost shall be conclusively presumed. Should a dispute arise concerning the payment of money due under this Agreement, the parties shall first attempt to resolve such dispute by consultation between representatives of Southern Nuclear and GPC. In the event such representatives are unable to resolve satisfactorily their disagreement, they shall refer the matter to senior management of the parties. No dispute whatsoever as to the payment of costs shall permit GPC to delay payment in full of all costs on the date required. If GPC shall have made payments responsive to any disputed invoice and if Southern Nuclear and GPC, or a court of competent jurisdiction, should later determine that a disputed invoice was for an amount in excess of the correct amount due, then Southern Nuclear shall be obligated to refund the difference to GPC.
                                   ARTICLE VI
                            PROTECTION OF INFORMATION
         6.1  Confidentiality.
         Either party may, from time to time, come into possession of information of the other party that is either confidential or proprietary, including, without limitation, Safeguards Information, as that term is defined in Section 6.3 hereof. Each party having any such information which bears the legend "Proprietary Information" or "Safeguards Information" will not reproduce, copy, use or disclose (except when required by a Governmental Authority) any such information in whole or in part for any purpose without the written consent of the other party. In the furtherance of this understanding, the receiving Participant shall obtain, and provide to the furnishing party, a written pledge to this effect from non-member employees, agents and other representatives to whom such data is disclosed and, if such non-member is not a full-time, salaried employee of a Participant, from such non-member's employer. In disclosing confidential or proprietary information to a Governmental Authority, the disclosing party shall cooperate with the other party in minimizing the amount of such information furnished. At the specific request of the other party, the disclosing party will endeavor to secure the agreement of such Governmental Authority to maintain specified portions of such information in confidence. Public dissemination of information by the furnishing party before or after it is furnished shall constitute a termination of the confidentiality requirement as to that specific information.
         6.2      Restricted Data.
         Both Southern Nuclear and GPC agree that they will not permit any individual to have access to Restricted Data, as that term is defined in 42 U.S.C. ss. 2014(y), until the Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations, and loyalty of such individual and the NRC shall have determined that permitting such person to have access to such Restricted Data will not endanger the common defense and security.
         6.3      Safeguards Information.
         Notwithstanding any other provision of this Agreement, any access to Safeguards Information, as that term is defined in 10 C.F.R. ss. 73.2, shall be subject to the limitations and conditions of 10 C.F.R. ss. 73.21. GPC and each other Participant agrees that any information provided under this Agreement will not be used nor controlled in any manner that (i) would compromise any part of the safeguards plan for Each Plant, (ii) would be in contravention of applicable Legal Requirements, or (iii) would cause Southern Nuclear to violate any arrangement regarding confidentiality or proprietary rights that Southern Nuclear has with any third party; provided, however, that Southern Nuclear shall not refuse to furnish any information requested by a Participant on the grounds that a third party claims such information to be confidential or proprietary if such Participant offers to execute an agreement satisfactory to such third party to protect such information from unwarranted disclosure.
                                   ARTICLE VII
                   LIMITATION OF LIABILITY AND INDEMNIFICATION
         7.1  Absence of Warranty.
         Southern Nuclear does not warrant that its performance of Nuclear Operating Services will meet the standards set forth in Section 2.1 hereof, and its sole obligation if it fails to meet such standards is to reperform at the request of the Participants' Agent the deficient work at cost payable by GPC in a manner that complies with such standards. GPC acknowledges that such services are not subject to any warranty of any nature, express or implied, including any warranty of merchantability or fitness for a particular purpose.
         7.2  Indemnification of Southern Nuclear.
         GPC shall and hereby agrees to release, indemnify and save harmless and defend Southern Nuclear, to the fullest extent permitted by applicable law, from the payment of any sum or sums of money to GPC or any other third party on account of, or resulting from, actions, claims, damages, losses, or liabilities growing out of (i) injuries to or the death of any person, (ii) damage to or loss of any property, and (iii) other damages in any way attributable to or arising out of the performance and prosecution of any project or work performed by Southern Nuclear, its employees, agents, subcontractors or any combination thereof, for or on behalf of GPC for Each Plant, whether or not the same results or allegedly results from tort (including, without limitation, negligence, strict liability, fraud and breach of fiduciary duty), breach of contract (including, without limitation, breach of warranty), the laws of real property or any other legal or equitable theory of law. Further, GPC shall and does hereby agree to release, indemnify and save harmless and defend Southern Nuclear, to the fullest extent permitted by applicable law, (a) from any and all liens, garnishments, attachments, claims, suits, costs, attorneys' fees, costs of investigation and of defense resulting from, incurred in connection with, or relating to any of the actions, claims, damages, losses or liabilities referred to in the preceding sentence, (b) from the payment of any such sum or sums of money, and (c) from the payment of any penalties, fines, damages, suits or claims (and any liens or attachments asserted in connection therewith) arising out of (1) any alleged or actual violation of Legal Requirements committed by Southern Nuclear or its employees, agents or subcontractors, or (2) services or labor performed or materials, provisions or supplies furnished which have been purchased or allegedly contracted for or on behalf of GPC or its employees, agents or subcontractors.
         Notwithstanding the foregoing provisions of this Section 7.2, GPC shall not be required to release, indemnify, save harmless or defend Southern Nuclear for Willful Misconduct (as hereinafter defined); provided, however, that liability attributable to Willful Misconduct shall be subject to the limitation of liability in Section 7.5 below. As used in this Agreement, the term Willful Misconduct shall mean any act or omission by Southern Nuclear or its agents, subcontractors or employees, that is performed or omitted consciously with actual knowledge that such conduct is likely to result in damage or injury to persons or property; provided, however, that any such act or omission, if performed or omitted by an agent, subcontractor or employee of Southern Nuclear, shall not be deemed Willful Misconduct unless an officer of Southern Nuclear authorized such act or omission. Southern Nuclear shall exercise reasonable and customary supervision or control over the activities of its agents, subcontractors and employees so as to minimize the potential for adverse willful actions by such agents, subcontractors and employees; provided, however, that failure of Southern Nuclear to prevent such adverse willful actions shall not in itself be considered Willful Misconduct.
         7.3  Notification and Participation in Defense of Claims.
         Southern Nuclear shall within five business days after it receives notice of any claims, action, damages, losses or liability against which it will expect to be indemnified pursuant to Section 7.2 hereof, notify GPC of such claims, actions, damages, losses or liabilities. Thereafter, GPC may at its own expense, upon notice to Southern Nuclear, defend or participate in the defense of such action or claim by a third party or any negotiation for settlement of such action or claim, provided that unless GPC proceeds promptly and in good faith to pay or defend such action or claim, then Southern Nuclear shall have the right (but not the obligation), upon ten days' notice to GPC to pay, settle, compromise or proceed to defend any such action or claim without further participation by GPC. GPC shall immediately pay (or reimburse Southern Nuclear, as the case may be) any payments, settlements, compromises, judgments, costs or expenses made or incurred by Southern Nuclear in or resulting from the pursuit by Southern Nuclear of such right. If any judgment is rendered against Southern Nuclear in any action defended by GPC or from which Southern Nuclear is otherwise entitled to indemnification under Section 7.2 hereof, or any lien attaches to the assets of Southern Nuclear in connection therewith, GPC immediately upon such entry or attachment shall pay the judgment in full or discharge any such lien unless at its expense and direction, appeal shall be taken under the execution of the judgment or satisfaction of the lien is stayed. If and when a final and unappealable judgment is rendered against Southern Nuclear in any such action GPC shall forthwith pay such judgment or discharge such lien prior to the time that Southern Nuclear would be legally held to do so.
         7.4  No Release.
         It is also understood and agreed that nothing contained herein shall be construed to release the officers and directors of GPC from the obligation to perform their respective duties, or to limit the exercise of their powers in accordance with the provisions of law or otherwise.
         7.5  Limitation of Liability.
         Notwithstanding anything in this Agreement to the contrary, GPC agrees that in no event shall Southern Nuclear or its agents, subcontractors or employees be liable to GPC for any indirect, special, punitive, incidental or consequential damages including, without limitation, (i) loss of profits or revenues, (ii) damages suffered as a result of the loss of the use of their power system, production facilities or equipment, (iii) cost of purchase of replacement power (including any differential in fuel costs), or (iv) cost of capital with respect to any claim based on or in any way connected with this Agreement whether arising in contract (including, without limitation, breach of warranty), tort (including, without limitation, fraud, negligence, strict liability or breach of fiduciary duty), under the laws of real property, or under any other legal or equitable theory of law.
         GPC shall indemnify and hold harmless Southern Nuclear, its agents, subcontractors, directors and employees from and against any claim by any customer of a Participant for any direct, indirect, special, punitive, incidental or consequential damages arising out of any performance or failure to perform under this Agreement.
         7.6  Severability.
         In the event that any particular application of any of the limitations of liability contained in this Article VII should be finally adjudicated to be void as a violation of the public policy of the State of Georgia, then such limitation of liability shall not apply with respect to such application to the extent (but only to the extent) required in order for such limitation of liability not to be void as a violation of such public policy, and such limitations of liability shall remain in full force and effect with respect to all other applications to the fullest extent permitted by law.
                                  ARTICLE VIII
                                    INSURANCE
         8.1  Nuclear Insurance.
         GPC shall obtain and maintain in effect during the term of this Agreement the following insurance coverage:
         Nuclear liability, nuclear decontamination and property damage insurance, and government indemnification of nuclear liability arising from the operation and maintenance of Each Plant in amounts mutually agreed upon equal to or exceeding any amount or amounts required by law. Southern Nuclear shall be a named insured on such insurance and indemnification unless such insurance or indemnification provides coverage to all persons held legally liable. 8.2 Other Insurance. Southern Nuclear shall obtain and maintain in effect during the term of this Agreement such insurance as
GPC and Southern Nuclear may agree including, without limitation, employers liability and general liability insurance and officers and directors insurance. Premiums for such insurance shall be included in the costs of Nuclear Operating Services.
         8.3  Waiver of Subrogation.
         Each insurance policy obtained by Southern Nuclear hereunder shall contain waivers of subrogation against GPC. GPC shall require its insurers to waive all right of subrogation against Southern Nuclear and its subcontractors, regardless of fault, for all claims, including without limitation, decontamination of, physical damage to or loss or destruction of any property at the location of Each Plant as defined in the decontamination and property damage insurance policy for Each Plant and, if GPC or any other Participant obtains and maintains insurance for the cost of replacement power, for all costs of replacement power.
         8.4  Cooperation.
         Southern Nuclear will take steps to meet the requirements of such insurance policies and cooperate with GPC to furnish information, establish procedures, erect or change physical facilities and otherwise meet the requirements of the insurers to maintain coverage in effect and to collect claims that may be made under such insurance. At the request of Southern Nuclear, GPC shall provide Southern Nuclear and Southern Nuclear shall file with the NRC financial statements of the Participants and such other proof as may be required to comply with the rules and regulations of NRC.
         8.5  Workers' Compensation Insurance.
         Southern Nuclear shall qualify as a self-insurer in Georgia and with the U.S. Department of Labor for U.S. Longshoreman's and Harbor Workers Act, but will provide an umbrella policy to cover benefits in excess of its assumed liability for workers' compensation, the Longshoreman's and Harbor Worker's Act, and employers liability. GPC and Southern Nuclear acknowledge that, pursuant to the terms of this Agreement, all premiums for Southern Nuclear workers' compensation insurance and all payments to Southern Nuclear employees, including workers' compensation benefits, relating to work performed by such employees while on the premises of Each Plant are effectively made by GPC, since such premiums and payments constitute Direct Charges (as defined in Section 5.1.1 hereof) incurred by Southern Nuclear in relation to Nuclear Operating Services for Each Plant. It is the intent of GPC and Southern Nuclear that for purposes of workers' compensation GPC not be exposed to greater liability by virtue of this Agreement than GPC would have if it had utilized GPC employees to perform Nuclear Operating Services.
         8.6  Additional Insurance.
         In the event GPC or any other Participant at any time or from time to time shall have elected to participate in supplemental insurance programs to cover other risks arising from the ownership and operation of a nuclear power plant, including the extra costs of replacement power, the costs of such protection shall be borne by GPC or such other Participant, as the case may be.
         8.7  Payment of Premiums.
         The aggregate cost of all insurance, applicable to Each Plant and procured by Southern Nuclear pursuant hereto, including, without limitation, any deferred or retrospective premium assessments, shall be included in the cost of Nuclear Operating Services.
         8.8  Cancellation of Insurance.
         In the event that any of the foregoing insurance policies is canceled by a party, that party shall give written notice of such cancellation to the other party 60 days prior to the effective date of such cancellation.
                                   ARTICLE IX
                             TERM OF THIS AGREEMENT
         9.1  Term.
         The term of this Agreement shall commence on the Effective Date, subject nevertheless to any applicable rules, regulations and approvals of any regulatory authority whose approval is required, and shall expire (i) when Each Plant has been retired and decommissioned, the NRC has terminated the NRC operating licenses, and the plant site has been returned to a condition acceptable to GPC, all in compliance with Legal Requirements, (ii) upon termination pursuant to Section 10.1 hereof, or (iii) upon mutual agreement of the parties. In no event, however, shall this Agreement terminate unless all necessary regulatory approvals for transfer of responsibility for Each Plant shall have been obtained. GPC's obligation to make payments to Southern Nuclear under this Agreement that have not been satisfied prior to the expiration of the term of this Agreement shall survive such expiration of the term.
         9.2  Termination of the Nuclear Services Agreement.
         Upon the Effective Date, the Nuclear Services Agreement shall terminate and shall be superseded in its entirety by this Agreement. Any and all Nuclear Support Services performed by Southern Nuclear after the Effective Date, as a subset of Nuclear Operating Services, shall be governed solely by this Agreement.
                                    ARTICLE X
                     TERMINATION BY GPC OR SOUTHERN NUCLEAR
         10.1  Termination.
         In the event GPC determines that it is in GPC's interest to do so, or Southern Nuclear determines that it is in Southern Nuclear's interest to do so, then GPC or Southern Nuclear may at will terminate this Agreement subject to the following terms. Except as may otherwise be provided in Section 5.2 and Article VII hereof, this right of termination shall be GPC's sole and exclusive remedy, legal or equitable, for any failure by Southern Nuclear at any time to perform its duties, responsibilities, obligations, or functions under this Agreement, or for any other breach by Southern Nuclear of this Agreement. The procedure for exercise of this right of termination shall be as follows:
                  (i) GPC shall give written notice to Southern Nuclear of GPC's determination to terminate this Agreement or Southern Nuclear shall give written notice to GPC of its determination to terminate this Agreement. It is recognized that no termination can be accomplished until all necessary regulatory approvals have been obtained to transfer the operating responsibility for Each Plant to GPC. Following the giving of such notice, the parties agree to cooperate, in good faith, to accomplish the transfer of operating responsibility in a prompt manner.
                  (ii) During the period between the giving of the notice described in clause (i), and the date on which such transfer of operating responsibility becomes effective, Southern Nuclear agrees to continue the provision of Nuclear Operating Services for Each Plant.
                  (iii) Upon receipt of all necessary governmental authorizations for transfer of operating responsibility for Each Plant from Southern Nuclear to GPC, this Agreement shall terminate. Except as may otherwise be provided in Section 5.2 and Article VII hereof, GPC hereby agrees that from and after such termination, GPC shall indemnify and forever hold Southern Nuclear, its officers, directors and employees, and all other agents and subcontractors except to the extent that any such other agents and subcontractors are liable or may be held liable under the terms of their respective contracts, harmless from and against any and all liability, costs, expenses (including reasonable attorney's fees) and judgments, which may thereafter be experienced by Southern Nuclear in its capacity as Operating Agent (whether the cause occurred before or after termination), and GPC further waives any claim GPC may have against Southern Nuclear, its officers, directors and employees, and all other agents and subcontractors except to the extent that any such other agents and subcontractors are liable or may be held liable under the terms of their respective contracts, for damage to property of the Participants, that arose out of the activities of Southern Nuclear, its officers, directors, employees, and other agents, subcontractors and affiliates under this Agreement. The indemnification and waiver contained herein shall survive termination and shall be specifically enforceable by Southern Nuclear against GPC.
                                   ARTICLE XI
                                  MISCELLANEOUS
         11.1  Holidays, Business Days.
         Any obligations to provide payments, information, approvals or notices under this Agreement, which shall become due on a non-business day shall become due upon the next business day. The term "business day" shall mean any day other than a day on which banking institutions in the City of Atlanta, Georgia are authorized by law to close.
         11.2  Entire Agreement.
         This Agreement constitutes the entire understanding between the parties hereto, superseding any and all previous understandings, oral or written, pertaining to the subject matter contained herein. No party hereto has relied or will rely upon any oral or other written representation or oral or other written information made or given to such party by any representative of the other party or anyone on its behalf.
         11.3  Assignments.
         This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that Southern Nuclear shall not be entitled to assign any of its obligations under this Agreement or under any purchase order issued hereunder without the prior written approval of GPC.
         11.4  Modifications.
         This Agreement may not be modified or amended in any respect except in a writing executed by the parties hereto.
         11.5  Governing Law.
         This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.
         11.6  Counterparts.
         This Agreement may be executed in counterparts, each of which when fully executed shall be deemed to have the same dignity, force and effect as if the original.
         11.7  Waivers.
         No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.
         11.8  Sale or Disposal of Property.
         Southern Nuclear shall not sell, lease, or otherwise dispose of any real or personal property owned individually or jointly by any or all of the Participants, unless such sale, lease or other disposal is authorized by the Nuclear Managing Board; provided, however, that this provision shall not apply to any facilities, equipment or materials which are replaced with facilities, equipment or materials, as the case may be, of like kind and of value at least equal to that of the replaced facilities, equipment or materials. Nothing in this Section 11.8 shall be construed as an authorization by GPC or the Managing Board for Southern Nuclear to take any action inconsistent with the provisions respecting plans and budgets set forth in Section 3.2 hereof.
         11.9  No Adverse Distinction.
                  11.9.1. Under the Participation Agreements, GPC may not make any adverse distinction between Plant Hatch or Plant Vogtle and any other generating unit which it operates. GPC may exercise its authority under this Agreement to assure that the performance of services by Southern Nuclear does not cause GPC to violate this requirement.
                  11.9.2. In the performance of services hereunder, Southern Nuclear shall not make any adverse distinction between GPC and any other company or between Each Plant and any other generating facility for which Southern Nuclear provides services. 11.10 Notices. Any notice, request, consent or other communication permitted or required by this Agreement shall be in writing and shall be deemed given when deposited in the United States Mail, first class postage prepaid, and if given to Participants shall be addressed to:
                                    Georgia Power Company
                                    333 Piedmont Avenue, N.E.
                                    Atlanta, Georgia  30308
                                    Attention:  President

and if given to Southern Nuclear shall be addressed to:

                    Southern Nuclear Operating Company, Inc.
                                 P. O. Box 1295
                         Birmingham, Alabama 35201-1295
                              Attention: President


unless a different officer or address shall have been designated by the respective party by notice in writing.

         11.11  Captions.

         The descriptive captions of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

         11.12  Singular and Plural; Gender.

         Throughout this Agreement, whenever any word in the singular number is used, it shall include the plural unless the context otherwise requires; and whenever the plural number is used, it shall include the singular unless the context otherwise requires. The use of the masculine shall include the feminine.

         11.13  Third-Party Beneficiaries.

         This Agreement is for the benefit of GPC, the other Participants and Southern Nuclear, and no person or entity other than GPC, the other Participants and Southern Nuclear is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto or the other Participants.
         11.14  Severability.
         Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, provided that deletion of the invalid or unenforceable provision does not materially affect the agreement of the parties contained herein.
         11.15  Agency.
         Whether or not expressly stated in the applicable provisions of this Agreement, GPC acts herein on its own behalf and as agent for the other Participants pursuant to the Participation Agreements.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have hereto caused this Nuclear Operating Agreement to be signed and sealed as of the date first set forth above by their respective duly authorized representatives.

                                  GEORGIA POWER COMPANY



                                  By:__________________________
                                     Its:______________________

Attest:___________________

             (Corporate Seal)


                                      SOUTHERN NUCLEAR OPERATING COMPANY, INC.


                                      By:__________________________
                                         Its:______________________

Attest:___________________

             (Corporate Seal)